UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2011

NEXAIRA WIRELESS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53799
(Commission File Number)

20-8748507
(IRS Employer Identification No.)

Suite 200 4170 Still Creek Drive, Burnaby, BC V5C 6C6
(Address of principal executive offices and Zip Code)

(604) 918-4262 Fax (604) 439-0217
(Registrant’s telephone number, including area code)

#1404 – 510 West Hastings Street, Vancouver, BC V6B 1L8
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement

On December 7, 2011, Nexaira, Inc., (“Nexaira”) a wholly owned subsidiary of our company, received a letter from a secured lender, Centurion Credit Funding LLC (“Centurion”) advising us that Nexaira is in default for failing to make a payment when due. The total amount past due of $375,009.71 consists of $336,256.25 in principal and $38,753.46 in interest. The notice provided Nexaira with the opportunity to resolve the default by December 12, 2011. At this point, we are in forebearance agreement discussions with Centurion and are attempting to obtain a rescission of the default notice by providing Centurion with a partial payment and re-negotiating an extension of the maturity date. There is no guarantee that Centurion and Nexaira will be able to resolve this matter in a timely manner. The repayment of the past due amount will be contingent upon our company’s ability to raise working capital to satisfy this obligation.

In a separate agreement, our company is in discussions with another lender, GEMINI MASTER FUND, LTD., the holder of a certain 10% Convertible Note in the original principal amount of $400,000.00, $50,000 of which has been converted. Forebearance agreement discussions with Gemini Master Fund, Ltd. are taking place whereby it is contemplated that the original Convertible Note will be exchanged for a new 10% secured Note that will be due January 31, 2012. There is no guarantee that GEMINI MASTER FUND, LTD. and our company will be able to resolve this matter in a timely manner. The repayment of the past due amount will be contingent upon our company’s ability to raise working capital to satisfy this obligation.

At this time, our company has engaged Reedland Capital Partners LLC, an Institutional Division of Financial West Group, to assist management in exploring a number of options available to it to address and restructure its past and on-going financial obligations. While management has been and continues to be in negotiations and discussions with its lenders and strategic investors, management has been maintaining minimal operations to reduce operating costs and liabilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXAIRA WIRELESS INC.

By:	“Mark Sampson”

Name:	Mark Sampson
Title:	Chief Executive Officer
Dated:	December 30, 2011